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Exhibit 10.118

SECOND AMENDMENT TO
NOTE AND WARRANT PURCHASE AGREEMENT

        This SECOND AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT (this "Amendment"), dated as of October 24, 2008 (this "Agreement"), is made by and among Commerce Energy, Inc., a California corporation (the "Company"), Commerce Energy Group, Inc., a Delaware corporation (the "Parent" together with Company, the "Borrowers" and each individually, the "Borrower") and AP Finance, LLC, a Delaware limited liability company (the "Lender").

BACKGROUND

        A.    Borrowers and Lender are parties to that certain Note and Warrant Purchase Agreement, dated as of August 21, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the "Purchase Agreement"). All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

        B.    Borrowers and Lender desire to amend the Purchase Agreement in certain respects, all on the terms and conditions set forth herein.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

        1.    Amendments to Purchase Agreement.

          a.    Amendment to Section 1.1.    Section 1.1(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

      (a)    Upon the following terms and conditions, the Parent shall issue and sell to the Lender, and the Lender shall purchase from the Company and Parent, (i) one or more senior secured promissory notes in an aggregate principal amount of up to $22,971,047.48, or such greater amount as may result from the application of Section 1.1(c) herein; and (ii) one or more common stock purchase warrants to purchase in the aggregate 3,045,262 shares of Common Stock, par value $0.001 per share, of the Parent (the "Common Stock"), or such greater amount as may result from the application of Section 1.1(c) herein, at the exercise price and upon the terms and conditions set forth therein.

          b.    Amendment to Section 3.16.    Section 3.16 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

      Reserved.

          c.    Amendment to Section 3.17.    Section 3.17 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

      At all times from and after the date hereof, the Company shall maintain Excess Availability greater than $2,500,000. "Excess Availability" shall have the meaning set forth in the Company's loan agreement with Wachovia. From and after the Trigger Date (as defined in such loan agreement), the Company shall not be required to comply with this Section 3.17.

          d.    Amendment to Section 3.32.    Section 3.32 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

      Reserved.

        2.    Special Credit Accommodations.

          a.     Borrowers have informed Lender that Wachovia Capital Finance Corporation (Western) ("Wachovia") will not enter into the proposed Wachovia Twelfth Amendment or make loans thereunder without receiving credit support from Lender and has, therefore, requested Lender to provide such guaranties and cash collateral to Wachovia in such amounts, on such terms and under such documents as Lender, in its sole and absolute discretion, deems appropriate to (a) support and/or underwrite loans or letters of credit which are or may be made by Wachovia pursuant to the Wachovia Twelfth Amendment or otherwise, or (b) support the cure of certain violations by Borrower under Wachovia's loan agreements ("Cures"). Borrowers understand and agree that in conjunction with the execution and delivery of the Wachovia Twelfth Amendment, Lender is guarantying Six Million Dollars ($6,000,000) of loans then or thereafter to be made by Wachovia and providing cash collateral in that amount to Wachovia to support such guaranty (which cash collateral was funded on October 21, 2008). To the extent that Lender elects thereafter to provide Wachovia with any further guaranty or cash collateral to support additional loans, letters of credit or Cures, it shall do so in its sole and absolute discretion (without any duty or obligation to do so) and in such amount(s), on such basis, under such terms, and subject to such documents as may be acceptable to Lender in its sole judgment. Lender shall have the sole and absolute right to amend, supplement, and extend the terms and conditions under which such guaranties and/or cash collateral are provided to Wachovia, and obtain the return or release of any such guarantee and/or cash collateral at any time and on such terms as Lender may determine, all without notice to or consent of Borrowers. Borrowers authorize, ratify and waive any and all rights to object on any basis to, any and all actions Lender may take in furtherance hereof.

          b.     In consideration of such credit extensions, Borrowers shall jointly and severally indemnify, defend and hold harmless Lender for and on account of any and all liability, damage, or loss sustained by Lender under, by reason of or in connection with such guarantee(s) and/or cash collateral pledge(s) (including without limitation any and all interest, charges and expenses incurred by Lender in connection therewith) and shall pay Lender on demand all such obligations. The obligations of the Borrowers under this paragraph are absolute, unconditional and irrevocable, shall be paid without set-off, defense, deduction, claim or counterclaim of any kind or nature and shall be, in all respects, considered part of the Obligations secured by Collateral under the Security Agreement provided by the Borrowers to the Lender in conjunction with the execution and delivery of the Purchase Agreement.

        3.    Fees.

          a.     In consideration of Lender's providing the $6,000,000 credit accommodation described in Section 2a. above, Borrower shall pay to Lender a fee of $300,000, which fee was fully and unconditionally earned by Lender as of the date of funding of such credit accommodation and shall be due and payable on the Maturity Date (as set forth in the Notes issued pursuant to the Purchase Agreement); provided, however, that if the full amount of such credit accommodation is returned to Lender on or before November 4, 2008, then such fee shall be reduced by $150,000.

          b.     Borrower acknowledges that, as a condition to providing any future credit accommodation described in Section 2a. above or otherwise, Lender may elect to charge Borrower additional fees in amounts to be agreed upon.

        4.    Advisory Services.    Borrowers hereby reconfirm the terms and conditions of that certain letter agreement dated September 12, 2008 between Lender and Borrowers ("September 12 Letter") and agree that (a) such September 12 Letter shall unconditionally continue in effect and (b) all of the terms and provisions thereof shall apply to any officer or representative of Platinum Partners Value Arbitrage Fund LP, Centurion Credit Group Master Fund, LP, or the Lender with the same force and effect as it applies or would apply to Isaac Barber.

        5.    Waiver of Existing Defaults.

          a.     Subject to the terms and conditions of this Amendment, Lender hereby waives any Event of Default arising prior to the date of this Amendment due to the failure of Borrower to comply with Section 3.16 of the Purchase Agreement with respect to the Forecast in effect immediately prior to the date hereof (collectively, the "Existing Default"); provided, that, Lender has not waived, is not by this Amendment waiving, and has no intention of waiving any Event of Default, other than the Existing Default, which may have occurred on or prior to the date hereof, or which may occur after the date hereof, whether the same or similar to the Existing Default.

          b.     The foregoing waivers shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Lender arising under the terms of the Purchase Agreement, the Notes or any other related agreement or document on any future occasion or otherwise.

        6.    Effectiveness.    This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Lender:

          a.     Execution and delivery by Borrowers of this Amendment to Lender;

          b.     Delivery of a certified copy of certain Twelfth Amendment to Loan and Security Agreement by and among Parent, Company, Wachovia Capital Finance Corporation (Western) and the lender parties thereto ("Wachovia Twelfth Amendment"); and

          c.     Execution and/or delivery of all other agreements, instruments and documents requested by Lender to effectuate and implement the terms hereof and the Purchase Agreement and the other Transaction Documents.

        7.    Representations and Warranties.    Borrowers represent and warrant to Lender that:

          a.     All warranties and representations made to Lender under the Purchase Agreement and the Transaction Documents are true and correct as to the date hereof (other than those representations and warranties which by their express terms are limited solely to an earlier date).

          b.     The execution and delivery by Borrowers of this Amendment and the performances by Borrowers of the transactions herein contemplated (i) are and will be within each such Borrower's powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which any Borrower is a party or by which the property of Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of any Borrower.

          c.     This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding and enforceable in accordance with its respective terms.

          d.     No Event of Default or Default has occurred under the Purchase Agreement or any of the other Transaction Documents.

        8.    Governing Law.    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

        9.    Counterparts.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. This Amendment shall be incorporated into and deemed a part of the Purchase Agreement. Except as expressly modified herein, all terms, covenants, and conditions of the Purchase Agreement, the Notes and all related documents are and shall remain in full force and effect, including, without limitation, Section 2.1(g) of the Notes.

        10.    Severability.    The provisions of this Amendment are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Amendment and this Amendment shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

        11.    Expenses.    The Company and the Parent shall pay the Lender on demand all expenses, including attorneys' fees, incurred by the Lender in connection with this Amendment, the Wachovia Twelfth Amendment, and all transactions and agreements contemplated hereby, thereby and related hereto and thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

COMMERCE ENERGY, INC.
By:	/s/ C. Douglas Mitchell Name: C. Douglas Mitchell Title: Chief Financial Officer
COMMERCE ENERGY GROUP, INC.
By:	/s/ C. Douglas Mitchell Name: C. Douglas Mitchell Title: Chief Financial Officer
AP FINANCE, LLC
By:	/s/ David Levy Name: David Levy Title:

[SIGNATURE PAGE TO SECOND AMENDMENT TO
NOTE AND WARRANT PURCHASE AGREEMENT]

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  Exhibit 10.118
SECOND AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT
BACKGROUND